Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE ANNOUNCES SECOND-QUARTER EARNINGS

OF $0.29 PER DILUTED SHARE

THOMASVILLE, N.C. – (July 22, 2009) – Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the second quarter ended June 30, 2009. Revenue for the quarter was $316.2 million compared with $417.8 million for the second quarter of 2008. Net income was $10.7 million, or $0.29 per diluted share, for the second quarter of 2009 compared with $23.9 million, or $0.64 per diluted share, for the second quarter of 2008. Old Dominion’s operating ratio was 93.2% for the second quarter of 2009 versus 89.7% for the second quarter of 2008.

Revenue for the first six months of 2009 was $611.3 million as compared to $786.0 million for the comparable period of 2008. Net income was $14.7 million, or $0.39 per diluted share, for the first half of 2009 as compared to $34.3 million, or $0.92 per diluted share, for the first six months of 2008. The Company’s operating ratio was 94.8% for the latest six-month period compared with 91.9% for the first six months last year.

Earl Congdon, Executive Chairman of Old Dominion, said, “Old Dominion achieved solid profitability for the second quarter of 2009 despite the continuation of an industry-wide decline in tonnage and highly competitive pricing. These conditions once again severely tested our fundamental philosophy of providing superior customer service at a fair price. However, we maintained approximately 99% on-time service performance on transit schedules that meet or exceed industry offerings, while keeping our cargo claims ratio at historical lows. This performance is evidence of a promise kept to our customers to deliver outstanding service and allowed us to maintain price discipline. Because of the ongoing success of our value proposition and other cost control measures we have in place, we expect our second-quarter operating margin will again be among the best of our public LTL peers.

“The decline in our second quarter revenue was attributable to a decline in our tonnage, consistent with the overall LTL industry, and a reduction in our fuel surcharges that resulted from the decrease in the price of diesel fuel. Tonnage decreased 14.6% for the second quarter of 2009 compared to the same quarter of 2008, some of which may have resulted from pricing decisions. Despite this decrease, we have maintained our relative market share thus far in 2009.

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500 Old Dominion Way — Thomasville, North Carolina 27360 — (336) 889-5000

www.odfl.com

ODFL Reports Second-Quarter Earnings

July 22, 2009

“We have done an excellent job in managing our direct labor costs to historical levels as our volumes have declined and the productivity of our workforce continues to improve. For the comparative second quarters, we increased platform pounds per hour by 18.5% and increased pickup and delivery shipments per hour by 3.9%. We were also able to minimize the impact of lower volumes on our linehaul operations, as our linehaul laden load average declined only 0.7% from the second quarter of 2008 despite our improved on-time service performance. However, the cost savings achieved were not sufficient to offset the declining operating leverage from lower volumes.

“We have strategically increased the resources needed to respond decisively to industry consolidation by executing a relatively aggressive equipment and real estate capital budget in 2009. We continue to enhance our service center network capacity through the opening of new service centers and expansion of our service center facilities. As a result, our capital expenditures for the first half of 2009 were $130 million, more than two-thirds of our planned $190 million in capital expenditures for 2009. Our debt to total capitalization at the end of the second quarter was 34.5%, up from 31.1% at the end of 2008. We continue to expect our cash flow from operations for 2009 to fund the majority of our capital expenditures and to complete 2009 with debt to total capitalization in a range of 32% to 34%. With available borrowing capacity of approximately $114 million on our unsecured revolving credit facility, which is not scheduled to mature until August 2011, we have significant liquidity.”

Mr. Congdon concluded, “We have been successful in maintaining superior service standards and price discipline, which has led to industry-leading financial performance in 2009. As we enter the second half of the year, we intend to redouble our efforts, as we have little visibility to near-term improvement in industry conditions. However, we believe Old Dominion is the most well-positioned company in the LTL industry to manage through the current environment, and we remain confident of our long-term prospects for growth in earnings and shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Daylight Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through August 22, 2009. A telephonic replay will also be available through July 31, 2009 at (719) 457-0820, Confirmation Number 3521174.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including fuel surcharges; (2) the negative impact of any unionization, or the passage of legislation that could facilitate unionization, of the Company’s employees; (3) the challenges associated with executing the Company’s growth strategy; (4) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; (5) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (6) the

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ODFL Reports Second-Quarter Earnings

July 22, 2009

Company’s exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health and the cost of insurance coverage above retention levels; (7) the availability and cost of capital for the Company’s significant ongoing cash requirements; (8) the availability and cost of new equipment; (9) the availability and cost of fuel; (10) the costs of compliance with, or liability for violation of, existing or future governmental regulation; (11) seasonal trends in the industry, including the possibility of harsh weather conditions; (12) the Company’s dependence on key employees; (13) the negative impact of potential future changes in accounting practices; (14) the impact caused by potential disruptions to our information technology systems; and (15) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one-to-five day service among six regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD- Technology, the Company offers an array of innovative products and services that provide direct service to 48 states within the Southeast, Gulf Coast, Northeast, Midwest, Central and West regions of the country. In addition to domestic less-than-truckload services, the Company offers assembly and distribution services as well as container delivery services to and from all of North America, Central America, South America and the Far East. The Company also offers a broad range of expedited and logistical services for both its domestic and global markets.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
	2009	2008	Chg.	2009	2008	Chg.
Revenue from operations	$316,175	$417,840	(24.3)%	$611,318	$786,014	(22.2)%
Operating income	$21,454	$42,990	(50.1)%	$31,515	$63,836	(50.6)%
Operating ratio	93.2%	89.7%		94.8%	91.9%
Net income	$10,722	$23,881	(55.1)%	$14,695	$34,270	(57.1)%
Basic and diluted earnings per share	$0.29	$0.64	(54.7)%	$0.39	$0.92	(57.6)%
Basic and diluted weighted average shares outstanding	37,285	37,285	0.0%	37,285	37,285	0.0%

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ODFL Reports Second-Quarter Earnings

July 22, 2009

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations

(In thousands, except per share amounts)

	Second Quarter					Year To Date
	2009		2008		% Chg.	2009		2008		% Chg.

Revenue	$316,175	100.0%	$417,840	100.0%	(24.3)%	$611,318	100.0%	$786,014	100.0%	(22.2)%

Operating expenses:
Salaries, wages & benefits	181,265	57.3%	208,217	49.8%	(12.9)%	357,990	58.6%	409,742	52.1%	(12.6)%
Operating supplies & expenses	43,814	13.9%	90,859	21.8%	(51.8)%	84,400	13.8%	164,426	20.9%	(48.7)%
General supplies & expenses	9,089	2.9%	11,864	2.8%	(23.4)%	18,410	3.0%	23,059	3.0%	(20.2)%
Operating taxes & licenses	12,523	4.0%	13,932	3.3%	(10.1)%	24,442	4.0%	27,280	3.5%	(10.4)%
Insurance & claims	5,737	1.8%	6,772	1.6%	(15.3)%	12,635	2.1%	14,875	1.9%	(15.1)%
Communications & utilities	3,593	1.1%	3,692	0.9%	(2.7)%	7,553	1.2%	7,599	1.0%	(0.6)%
Depreciation & amortization	23,948	7.6%	21,513	5.2%	11.3%	46,947	7.7%	42,682	5.4%	10.0%
Purchased transportation	8,710	2.7%	12,074	2.9%	(27.9)%	16,698	2.7%	22,631	2.9%	(26.2)%
Building and office equipment rents	3,376	1.1%	3,690	0.9%	(8.5)%	6,748	1.1%	7,281	0.9%	(7.3)%
Miscellaneous expenses, net	2,666	0.8%	2,237	0.5%	19.2%	3,980	0.6%	2,603	0.3%	52.9%

Total operating expenses	294,721	93.2%	374,850	89.7%	(21.4)%	579,803	94.8%	722,178	91.9%	(19.7)%

Operating income	21,454	6.8%	42,990	10.3%	(50.1)%	31,515	5.2%	63,836	8.1%	(50.6)%

Other deductions:
Interest expense, net	3,316	1.0%	3,389	0.8%	(2.2)%	6,544	1.1%	6,532	0.8%	0.2%
Other expense, net	253	0.1%	451	0.1%	(43.9)%	537	0.1%	1,123	0.1%	(52.2)%

Income before income taxes	17,885	5.7%	39,150	9.4%	(54.3)%	24,434	4.0%	56,181	7.2%	(56.5)%

Provision for income taxes	7,163	2.3%	15,269	3.7%	(53.1)%	9,739	1.6%	21,911	2.8%	(55.6)%

Net income	$10,722	3.4%	$23,881	5.7%	(55.1)%	$14,695	2.4%	$34,270	4.4%	(57.1)%

Earnings per share:

Basic and Diluted	$0.29		$0.64		(54.7)%	$0.39		$0.92		(57.6)%

Weighted average outstanding shares:

Basic and Diluted	37,285		37,285		0.0%	37,285		37,285		0.0%

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ODFL Reports Second-Quarter Earnings

July 22, 2009

OLD DOMINION FREIGHT LINE, INC.

	Second Quarter			Year to Date
Operating Statistics	2009	2008	% Chg.	2009	2008	% Chg.
Operating ratio	93.2%	89.7%	3.9%	94.8%	91.9%	3.2%
Intercity miles *	76,719	87,110	(11.9)%	148,290	168,879	(12.2)%
Total tons *	1,262	1,478	(14.6)%	2,440	2,823	(13.6)%
Total shipments *	1,477	1,772	(16.6)%	2,890	3,482	(17.0)%
Revenue per intercity mile	$4.12	$4.80	(14.2)%	$4.12	$4.65	(11.4)%
Rev/cwt ‡	$12.53	$14.17	(11.6)%	$12.55	$13.98	(10.2)%
Rev/cwt less FSC ‡	$11.43	$11.44	(0.1)%	$11.48	$11.54	(0.5)%
Rev/shp ‡	$214.09	$236.34	(9.4)%	$211.92	$226.67	(6.5)%
Rev/shp less FSC ‡	$195.42	$190.83	2.4%	$193.94	$187.08	3.7%
Weight per shipment	1,709	1,668	2.5%	1,689	1,621	4.2%
Average length of haul	919	896	2.6%	923	909	1.5%

*	-	In thousands
‡	-	For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company’s revenue recognition policy.

Balance Sheets	June 30, 2009	December 31, 2008
(In thousands)
Current assets	$193,804	$209,230
Net property and equipment	907,682	824,485
Other assets	43,106	41,190

Total assets	$1,144,592	$1,074,905

Current maturities of long-term debt	$36,497	$11,972
Other current liabilities	126,624	130,218

Total current liabilities	163,121	142,190
Long-term debt	264,948	240,017
Other non-current liabilities	143,699	134,569

Total liabilities	571,768	516,776
Equity	572,824	558,129

Total liabilities & equity	$1,144,592	$1,074,905

Notes:	Financial and operating data are unaudited LTL is less than 10,000 lbs.

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